UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2016

Spark Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36819	46-2654405
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3737 Market Street Suite 1300 Philadelphia, PA		19104
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (888) 772-7560
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 2, 2016 (the “Signing Date”), Spark Therapeutics, Inc. (the “Company”) entered into a License and Option Agreement (the “License Agreement”) with Selecta Biosciences, Inc. (“Selecta”) that provides the Company with exclusive worldwide rights to Selecta’s proprietary Synthetic Vaccine Particles (SVP™) platform technology for co-administration with gene therapy targets.

Under the terms of the License Agreement, Selecta has granted the Company certain exclusive, worldwide, royalty-bearing licenses to Selecta’s intellectual property and know-how relating to its SVP technology to research, develop and commercialize gene therapies for Factor VIII, an essential blood clotting protein relevant to the treatment of hemophilia A, which is the initial target under the license. In addition, for a specified period of time from the Signing Date, the Company may exercise options to research, develop and commercialize gene therapies utilizing the SVP technology for up to four additional targets, subject to the Company’s payment of the applicable option exercise fee, in a range of $1.4 to $2.0 million depending on the incidence of the applicable indication, to Selecta in each case.

Each party is responsible for its own costs and expenses incurred in connection with its respective activities under the License Agreement, except that the Company has agreed to reimburse Selecta in respect of FTE and out-of-pocket costs incurred in performing certain tasks or assistance specifically requested by the Selecta. Selecta retains the responsibility to manufacture the Company’s preclinical, clinical and commercial requirements for the SVP technology, subject to the terms of the License Agreement.

The Company (i) paid Selecta an upfront payment of $10 million and (ii) has agreed to make additional payments of an aggregate of $5.0 million within 12 months of the Signing Date. On a target-by-target basis, the Company will be responsible to pay up to an aggregate of $430 million in milestone payments for each target, with up to $65 million being based on the Company’s achievement of specified development and regulatory milestones and up to $365 million for commercial milestones, as well as tiered royalties on global net sales at percentages ranging from mid-single to low-double digits. For a period of three years from the Signing Date, the Company has the right to fund up to 50% of any development or regulatory milestone payable to Selecta by issuing to Selecta shares of the Company’s common stock having a fair market value equal to the percentage of such development or regulatory milestone, as applicable. The License Agreement will continue on a country-by-country and product-by-product basis until the expiration of Spark’s royalty payment obligations with respect to such product in such country unless earlier terminated by the parties. The License Agreement may be terminated by the Company for convenience upon ninety days’ notice. Either party may terminate the License Agreement on a target-by-target basis for material breach with respect to such target.

In addition, the Company entered into a Stock Purchase Agreement with Selecta (the “Stock Purchase Agreement”) pursuant to which the Company purchased 197,238 shares of Selecta’s Common Stock for an aggregate purchase price of $5.0 million. Under the terms of the Stock Purchase Agreement, the Company has also agreed to make two additional investments of $5 million in the Common Stock, the first between May 1, 2017 and June 1, 2017, and the second between October 1, 2017 and November 1, 2017 (collectively, the “Acquisition Right Shares”). Closings under the Stock Purchase Agreement are subject to customary conditions.

The Company intends to file the License Agreement with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK THERAPEUTICS, INC.

Date: December 8, 2016	By:	/s/ Joseph W. La Barge
Joseph W. La Barge General Counsel